Exhibit 99.1

Financial Corporation

For Immediate Release

AAMES FINANCIAL CORPORATION

ANNOUNCES SEPTEMBER 30, 2004 RESULTS

September 2004 quarter net income of $28.4 million

September 2004 quarter loan production of $1.9 billion compared to

$1.5 billion a year ago

Los Angeles, California, October 25, 2004 – Aames Financial Corporation (NASD OTC Bulletin Board: “AMSF”), a 50 year old national subprime mortgage lender, today reported net income during the three months ended September 30, 2004 of $28.4 million, compared to net income of $28.7 million during the comparable three month period a year ago. Net income during the three months ended September 30, 2004 and 2003 included income tax benefits of $5.3 million and $18.2 million, respectively.

During the three months ended September 30, 2004, basic and diluted net income to common stockholders were $25.5 million and $28.9 million, respectively, resulting in basic and diluted net income per common share of $3.55 and $0.28, respectively. Basic and diluted net income to common stockholders during the three months ended September 30, 2003 were $25.2 million and $29.5 million, respectively, resulting in basic and diluted net income per common share of $3.66 and $0.28, respectively.

Summary of Financial Results

Net interest income and other income.

During the three months ended September 30, 2004, net interest income and other income, which is comprised of gain on sale of loans and loan servicing income, was $65.8 million, a decrease of $1.5 million, or 2.2%, from $67.3 million reported during the three months ended September 30, 2003.

Net interest income. During the three months ended September 30, 2004, net interest income increased $4.8 million, or 51.6%, to $14.1 million over $9.3 million during the three months ended September 30, 2003.

Other Income. Other income includes the Company’s largest revenue component, gain on sale of loans, and loan servicing income. Gain on sale of loans is impacted by the timing of loan origination and sales as net loan origination fees and costs related to mortgage loans originated and held for sale are deferred and recognized in gain on sale of loans at the time the mortgage loans are sold. During the three months ended September 30, 2004, other income decreased $6.3 million, or 10.9%, to $51.7 million from $58.0 million during the three months ended September 30, 2003. The decrease in other income was attributable to a decrease of $6.5 million in gain on sale of loans, partially offset by a $0.3 million increase in loan servicing income. The $6.5 million decrease in gain on sale consisted of a $17.9 million increase in gain on sale of loans (due to $778.8 million increase in loans sold) offset by the increase in the deferral of $16.5 million of net loan origination fees attributable to loans originated in the current period but not sold and the increase in the recognition of $7.9 million of net deferred loan origination costs attributable to loans originated in prior periods and sold in the quarter ended September 30, 2004.

Operating Expenses. Similar to the accounting for gain on sale, net loan origination costs related to mortgage loans originated and held for sale are deferred and recognized in gain on sale of loans at the time the mortgage loans are sold. During the three months ended September 30, 2004, operating expenses, which included personnel, production and general and administrative expenses, decreased $14.1 million to $42.7 million from $56.8 million of total operating expenses during the three months ended September 30, 2003. The decrease in operating expenses was attributable to a decrease of $15.4 million in personnel expense partially offset by increases of $1.2 million and $0.1 million in production expense and general and administrative expenses, respectively, from levels reported during the three months ended September 30, 2003. The $15.4 million decrease in personnel expense was due primarily to increases in commissions, salaries and medical and other benefit costs, offset by a $21.8 million increase in the deferral of loan origination compensatory costs during the three months ended September 30, 2004.

Mortgage loan production

During the three months ended September 30, 2004, the Company’s total mortgage loan production was $1.9 billion compared to $1.5 billion and $2.0 billion of total mortgage loan production during the three months ended September 30, 2003 and June 30, 2004, respectively.

During the three months ended September 30, 2004, total retail production increased $38.3 million, or 6.6%, to $615.1 million over $576.8 of total retail mortgage loan production during the three months ended September 30, 2003. Total wholesale mortgage loan production increased $342.3 million, or 37.2%, to $1.3 billion during the three months ended September 30, 2004 over $920.6 million of total wholesale mortgage loan production during the comparable three month period a year ago.

The Company believes that the $380.6 million, or 25.4%, increase in total mortgage loan origination volume during the three months ended September 30, 2004 over total mortgage loan production reported during the three months ended September 30, 2003 was due to a combination of continued strong demand for subprime products despite a generally increasing mortgage interest rate environment prevailing in the marketplace and improved geographic diversification in the wholesale and retail channels.

Total retail mortgage loan production during the three months ended September 30, 2004 decreased $30.2 million, or 4.7%, from the $645.3 million of total retail mortgage loan production during the three months ended June 30, 2004. Total wholesale mortgage loan production during the three months ended September 30, 2004 decreased $57.6 million, or 4.4%, from $1.3 billion of total wholesale mortgage loan production during the three months ended June 30, 2004.

The Company believes that the $87.9 million, or 4.5%, decrease in total mortgage loan origination volume during the three months ended September 30, 2004 from the total mortgage loan production reported during the three months ended June 30, 2004 was due primarily to the increase in interest rates charged by the Company in response to a generally increasing mortgage interest rate environment during the September 2004 quarter compared to the generally lower mortgage interest rate environment during the three months ended June 30, 2004.

Loan dispositions and loan servicing

Loan dispositions. During the three months ended September 30, 2004, the Company sold $2.0 billion of mortgage loans all of which were whole loan sales for cash. Total loan dispositions during the three months ended June 30, 2004 were $1.8 billion and were $1.2 billion during the three months ended September 30, 2003. All of the Company’s whole loan sales were done on a servicing released basis.

Loan servicing. At September 30, 2004 and June 30, 2004, the Company’s total servicing portfolio was $3.0 billion and $2.3 billion, respectively, of which $2.9 billion and $2.2 billion, respectively, or approximately 98.4% and 97.7%, respectively, was serviced in-house. The Company subserviced $144.2 million of mortgage loans for others at September 30, 2004, down $16.1 million due to normal run-off from $160.3 million at June 30, 2004. The Company’s portfolio of mortgage loans in securitization trusts serviced in-house declined to $204.3 million at September 30, 2004 from $229.3 million at June 30, 2004. In-house servicing at September 30, 2004 and June 30, 2004 includes $2.6 billion and $1.9 billion of loans serviced on an interim basis. Loans serviced on an interim basis include loans held for sale loans and loans sold where servicing has not yet been transferred. At September 30, 2003, the Company’s total servicing portfolio was $2.3 billion. Mortgage loans in securitization trusts serviced in-house at September 30, 2003 were $622.0 million. The decline in the Company’s portfolio of mortgage loans in securitization trusts serviced in-house at September 30, 2004 from a year ago is due to the Company’s call, in its role as servicer, of six securitization trusts, normal amortization and prepayment and the disposition of all loans on a servicing released basis.

Additional Information and Where to Find It

In connection with the proposed reorganization, Aames Financial and Aames Investment filed a registration statement on Form S-4, including the proxy statement/prospectus constituting a part thereof, with the U.S. Securities and Exchange Commission. STOCKHOLDERS OF

AAMES FINANCIAL ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REORGANIZATION, INCLUDING DETAILED RISK FACTORS REGARDING AAMES FINANCIAL AND AAMES INVESTMENT AND THE REORGANIZATION. The proxy statement/prospectus was mailed to stockholders of record on October 5, 2004. The proxy statement/prospectus and other documents are available free of charge at the SEC’s website (www.sec.gov) and by directing a request to John F. Madden, Jr., Secretary, Aames Financial Corporation, 350 South Grand Avenue, 43rd Floor, Los Angeles, California 90071, or emailing Aames Financial’s Investor Relations Department at info@aamescorp.com.

Participants in Solicitation

Aames Financial, Aames Investment, their respective directors, and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed reorganization. You may find information relating to their interests, including security holdings or otherwise, in the proxy statement/prospectus sent to stockholders in connection with the reorganization.

At September 30, 2004, Aames Financial operated 98 retail branches and five regional wholesale operations centers throughout the United States.

For more information, contact either Ronald J. Nicolas, Jr., Executive Vice President and Chief Financial Officer, or Jon D. Van Deuren, Senior Vice President, Finance and Chief Accounting Officer, in Aames Financial’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

Additional information may also be obtained by visiting www.aames.net, Aames Financial’s website.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Aames Financial and Aames Investment note that a variety of factors could cause their actual results and experiences to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of Aames Financial’s and Aames Investment’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida, New York and Texas; extensive government regulation; concentrated ownership of the company by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. In addition, neither Aames Financial nor Aames Investment can guarantee consummation of the reorganization, compliance with the federal tax requirements applicable to REITs or Aames Financial’s and Aames Investment’s effective operation within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors” in Aames Financial’s Form 10-K for the year ended June 30, 2004, the proxy statement/prospectus relating to the reorganization and subsequent filings by Aames Financial and Aames Investment with the SEC.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES

Condensed consolidated financial statements

(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	June 30, 2004
	(Unaudited	(Audited)
Cash and cash equivalents	$21,475	$22,867
Loans held for sale, at lower of cost or market	936,089	1,012,165
Advances and other receivables	29,624	23,767
Residual interests, at estimated fair value	41,995	44,120
Deferred income taxes	27,906	21,885
Other assets	24,930	26,368

Total assets	$1,082,019	$1,151,172

Borrowings	$75,024	$78,283
Revolving warehouse and repurchase facilities	785,095	886,433
Accrued expenses and accounts payable	63,393	54,038
Income taxes payable	2,233	1,807

	925,745	1,020,561
Stockholders’ equity	156,274	130,611

Total liabilities and stockholders’ equity	$1,082,019	$1,151,172

CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended September 30,
	2004	2003
Net interest income	$14,111	$9,336
Total other income	51,708	57,961

Net interest income and other income	65,819	67,297
Operating expenses	42,675	56,827

Income before income taxes	23,144	10,470
Provision (benefit) for income taxes	(5,273)	(18,193)

Net income	$28,417	$28,663

Net income to common shareholders
Basic	$25,547	$25,185

Diluted	$28,939	$29,548

Net income per common share:
Basic	$3.55	$3.66

Diluted	$0.28	$0.28

Weighted average number of common shares outstanding
Basic	7,192	6,877

Diluted	103,656	103,274

AAMES FINANCIAL CORPORATION and SUBSIDIARIES

Supplemental Information

(Unaudited)

The following table sets forth information regarding basic and diluted net income per common share for the three months ended September 30, 2004 and 2003 (amounts in thousands, except per share data):

	Three Months Ended September 30,
	2004	2003
Basic net income per common share:
Net income	$28,417	$28,663
Less: Accrued dividends on Series B, C and D Convertible Preferred Stock	(2,870)	(3,478)

Basic net income to common stockholders	$25,547	$25,185

Basic weighted average number of common shares outstanding	7,192	6,877

Basic net income per common share	$3.55	$3.66

Diluted net income per common share:
Basic net income to common stockholders	$25,547	$25,185
Plus: Accrued dividends on Series B, C and D Convertible Preferred Stock	2,870	3,478
Interest on 5,5% Convertible Subordinated Debentures	522	885

Diluted net income to common stockholders	$28,939	$29,548

Basic weighted average number of common shares outstanding	7,192	6,877
Plus incremental shares from:
Assumed conversions of:
Series B, C and D Convertible Preferred Stock	85,049	85,439
5.5% Convertible Subordinated Debentures	824	824
Assumed exercise of:
Warrants	3,410	3,178
Stock options	7,181	7,406

Diluted weighted average number of common shares outstanding	103,656	103,724

Diluted net income per common share	$0.28	$0.28

AAMES FINANCIAL CORPORATION and SUBSIDIARIES

Supplemental Information

MORTGAGE LOAN PRODUCTION:

(In thousands)

	Three Months Ended
	September 30,		June 30, 2004
	2004	2003
	(Unaudited)		(Audited)
Wholesale (1)	$1,262,930	$920,595	$1,320,578
Retail	615,082	576,814	645,291

Total mortgage loan production	$1,878,012	$1,497,409	$1,965,869

(1)	Includes the purchase of closed loans on a flow basis from correspondents of $3.9 million during the three months ended September 30, 2003. There were no purchases of closed loans on a flow basis from correspondents during the three months ended September 30, 2004 and June 30, 2004.

SECURITIZATIONS AND WHOLE LOAN SALES:

(In thousands)

	Three Months Ended
	September 30,		June 30, 2004
	2004	2003
	(Unaudited)
Loan securitizations	$—	$—	$—
Whole loan sales	1,964,934	1,186,157	1,769,638

	$1,964,934	$1,186,157	$1,769,638

LOAN SERVICING:

(Dollars in thousands)

	September 30,		June 30, 2004
	2004	2003
	(Unaudited)		(Audited)
Servicing portfolio of mortgage loans:
Serviced on an interim basis	$2,608.2	$1,641.0	$1,897.5
Subserviced for others on a long-term basis	144.2	—	160.3
In securitization trusts	204.3	622.0	229.3

Serviced in-house	2,956.7	2,263.0	2,287.1
In securitization trusts serviced by others	48.6	79.0	53.9

Total servicing portfolio	$3,005.3	$2,342.0	$2,341.0

Percentage serviced in-house	98.4%	96.6%	97.7%